Exhibit 99.1

DATE:	January 26, 2012 4:00 p.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —
Announces Fourth Quarter and Full Year

2011 Operating Results

•                  Fourth quarter earnings of $6.0 million, $0.26 per common share

•                  Efficiency project completed resulting in $6.9 million of cost savings

•                  Non-interest expense lower by 7.9% from fourth quarter of 2010 (excluding expense related to the efficiency project)

•                  Non-performing assets lower by $2.8 million from the third quarter of 2011

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the quarter and year ended December 31, 2011.  For the three months ended December 31, 2011, the Company recorded net income of $6.0 million, or $0.26 per common share, compared to net income of $4.8 million, or $0.20 per common share, in the fourth quarter of 2010.  The primary driver of the increase in net income was a decrease in the Company’s loan loss provision expense to $3.2 million in the fourth quarter of 2011 compared to $6.0 million in the same period a year ago.  During the fourth quarter of 2011, the Company realized $6.4 million of gains on the sale of investment securities.  These gains were offset by consulting and severance expense totaling $6.4 million related to an efficiency improvement project that began in the second quarter of 2011.

For the twelve months ended December 31, 2011, the Company reported net income of $23.8 million, or $1.03 per common share, compared to net income in 2010 of $14.8 million, or $0.58 per common share.  Similar to the fourth quarter results, the primary driver of the increase in net income in 2011 compared to 2010 was a decrease in loan loss provision expense to $17.8 million for the full year 2011 from $35.3 million in 2010.

Mr. Brown stated, “I am pleased with the quarter and year.  Core earnings remained strong for the quarter relative to the same quarter last year and the linked quarter.  Excluding the gains on securities and the expenses related to the efficiency project, earnings for the year were 80% higher than 2010 driven by lower provision expense as loan quality continued to improve from the impact of the recession.  For the quarter, our net interest margin continued to be strong and stable, and core fee trends and non-interest expense both reflect improvement from one year ago.

Mr. Brown continued, “I am encouraged that nonperforming assets (NPAs) declined further during the 4th quarter.  NPAs declined by 21.6% for the year and declined on an annualized basis by 13.4% from the linked quarter.  The inflow of new non-performing loans slowed significantly from the previous two quarters, which aided the progress made during the quarter. One area that continues to be a concern is the further decline of loan balances.  For the quarter, we continue to experience lower commercial line utilization and higher business checking balances per account indicating that many businesses in our markets continue to maintain a conservative approach to business expansion.  However, at the end of the fourth quarter, we did experience a meaningful increase in our business loan pipeline for the first time since 2008 and are hopeful that it will mean the beginning of growth in our loan portfolio as we enter 2012.”

Mr. Brown concluded, “I am proud of our employees and their ability to remain focused on providing quality service and driving sales while going through our extensive efficiency project.  Their efforts have helped position the company very favorably to compete in the challenging banking industry.  We have made a meaningful improvement in our cost structure and are hopeful for incremental revenue gains as well.”

4TH QUARTER RESULTS

EFFICIENCY PROJECT

During the fourth quarter of 2011 the Company completed its efficiency project with the aid of a third party consulting firm.  The project began in April 2011.  Approximately 90% of the Company’s departments and corresponding headcount were reviewed, as well as the entire organizational structure of the Company.  In addition, the Company’s processes and procedures were evaluated and “best practices” were implemented.  As a result of the project, approximately 150 full-time equivalent positions were targeted for elimination (approximately 16% of the company’s FTE count as of March 31, 2011) equating to annualized savings of approximately $6.9 million.  The Company negotiated a one-time payment with the consulting firm of $6.1 million.  A portion of these savings were realized in 2011 as the Company held positions open and achieved a portion of the targeted reductions through normal attrition.  The employee cost savings in 2012 are estimated to be approximately $4.5 million when compared to 2011.  The Company’s products and fee structures were also reviewed with a significant number of recommendations implemented.  The Company expects to realize some incremental improvement in fee related areas, although it is less certain of the full impact of these measures.

NET INTEREST INCOME

Net interest income was $24.4 million for the fourth quarter of 2011.  Net interest margin, on a fully-taxable equivalent basis, was 4.15% for the fourth quarter of 2011 which was fourteen basis points above the fourth quarter of 2010 and ten basis points lower than the third quarter of 2011.  The Company’s net interest margin decreased on a linked-quarter basis due to the seasonal inflow of public fund deposits related to Indiana property tax receipts.  In addition, the Company had higher than average cash balances in the fourth quarter due to the investment security sales and the subsequent delay in reinvesting the funds.

NON-INTEREST INCOME

The Company’s non-interest income was $14.2 million for the fourth quarter of 2011 compared to $10.7 million in the same period in 2010.  During the fourth quarter of 2011, the Company realized gains on the sale of investment securities of $6.4 million.  Partially offsetting these gains were losses/write-downs on OREO properties of $1.5 million and a $0.4 million write-down related to a lot the Company purchased in 2008 for potential future expansion.  Approximately $1.0 million of the OREO losses related to the write-down of one problem asset.  The write-down was a result of a new appraisal obtained on this property.  Mortgage banking income, which was $1.6 million for the fourth quarter of 2011, decreased from the same period a year ago due to the record volume levels achieved during that prior period.  While rates have remained low, mortgage refinancing levels have declined and represent more normal activity.  During the fourth quarter of 2010 the Company sold the property and casualty business lines of its insurance division and recognized a gain of $1.0 million.  This gain in the prior year was the primary reason for the decrease in the Company’s other income for the current quarter.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $28.7 million for the fourth quarter of 2011 compared to $24.2 million for the same period in 2010.  The aforementioned consulting expenses of $6.1 million were the primary reason for the increase in non-interest expenses.  Offsetting the consulting expenses were decreases in virtually all expense categories as efficiencies from the project were achieved.

FULL YEAR RESULTS

NET INTEREST INCOME

Net interest income was $99.8 million for the full year 2011, which represents a decrease of $1.4 million or 1.4% when compared to the twelve months ended December 31, 2010.  While net interest margin, on a fully-taxable equivalent basis, increased to 4.24% in 2011 compared to 4.08% for 2010, the Company’s net interest income decreased due to the decrease in the earning asset base.  The increase in the Company’s net interest margin was primarily due to the shift in the Company’s funding mix from higher-priced borrowings and time deposits to lower-priced transaction-based deposits.

NON-INTEREST INCOME

The Company’s non-interest income was $45.3 million for the full year 2011 compared to $41.3 million for 2010. Increases in realized gains on the sales of investment securities of $8.4 million, service charge income of $0.7 million, and brokerage income of $0.9 million were offset by a decrease in mortgage banking income of $2.1 million and revenue related to the Company’s insurance agency of $2.7 million (this includes insurance commissions of $1.7 million and the $1.0 million gain on the sale of the business in the fourth quarter of 2010).

NON-INTEREST EXPENSE

The Company’s non-interest expense was $99.8 million for the full year 2011 compared to $92.3 million for 2010.  The increase of $7.5 million was primarily attributable to the consulting fees related to the aforementioned efficiency project completed in 2011. In addition, the Company incurred additional costs in 2011 for credit and collection expenses related to problem assets.

ASSET QUALITY

Non-performing assets (NPA’s) were $80.7 million as of December 31, 2011, a decrease of approximately $2.8 million on a linked-quarter basis.  NPA’s represented 2.93% of total assets as of December 31, 2011 compared to 3.03% as of September 30, 2011 and 3.72% as of December 31, 2010.  Included in the $80.7 million of NPA’s was $3.3 million of loans past due 90 days or more and still accruing.  Subsequent to year-end, one loan totaling $2.7 million that was included in this category is now current.  NPA’s also include $20.4 million of loans classified as troubled debt restructurings (TDR’s).  Subsequent to year-end, two loans totaling $6.5 million were transferred out of TDR status and are now classified as performing.  These credits were previously re-written using an A/B note structure.  As of January 1, 2012, the “A” notes related to these credits have performed as to the terms of the agreement for at least six months and had a market rate of interest.  Therefore, the Company moved them out of TDR status.

Net charge-offs were $4.7 million for the fourth quarter of 2011 and represented 1.21% of average loans on an annualized basis.  Total loan loss provision expense was $3.2 million in the fourth quarter of 2010.  The Company had identified losses and specifically provided for $2.2 million in previous quarters for the two largest charge-offs taken during the fourth quarter totaling approximately $2.5 million.  For the full year 2011, net charge-offs were $20.5 million or 1.27% of average loans.  The Company’s allowance for loan losses as a percent of total outstanding loans was 2.60% as of December 31, 2011 compared to 2.53% as of December 31, 2010.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended December 31		Twelve months ended December 31
	2011	2010	2011	2010
Income Statement Summary
Interest Income	$28,967	$32,244	$121,611	$134,571
Interest Expense	4,529	7,381	21,763	33,319
Net Interest Income	24,438	24,863	99,848	101,252
Provision for Loan Losses	3,200	6,000	17,800	35,250
Noninterest Income:
Insurance commissions	—	32	—	1,711
Trust and investment product fees	757	673	3,250	2,363
Mortgage banking	1,608	2,514	5,551	7,642
Service charges on deposit accounts	4,860	4,581	18,147	17,462
Gain on sales of securities	6,440	1	11,357	2,979
Interchange income	1,603	1,398	6,225	5,487
OREO gains/(losses)	(1,532)	(469)	(2,744)	(1,080)
Gain on sale of insurance business line	—	988	—	988
Other	455	976	3,522	3,739
Total Noninterest Income	14,191	10,694	45,308	41,291
Noninterest Expense:
Employee	11,824	12,549	49,950	50,138
Occupancy and equipment	3,589	3,741	14,508	14,509
Intangible amortization	462	516	1,939	2,066
Marketing	765	1,123	4,057	3,412
Collection expenses	1,120	1,502	4,334	3,579
FDIC assessment	908	1,293	3,974	4,940
Consulting fees	6,111	—	6,547	—
Other	3,918	3,460	14,496	13,608
Total Noninterest Expense	28,697	24,184	99,805	92,252
Earnings Before Income Taxes	6,732	5,373	27,551	15,041
Provision (benefit) for Income Taxes	706	585	3,738	239
Net Income	$6,026	$4,788	$23,813	$14,802
Preferred Dividends & Accretion	$(764)	$(764)	$(3,054)	$(3,054)
Net Income Available to Common Shareholders	$5,262	$4,024	$20,759	$11,748

	Three months ended December 31		Twelve months ended December 31
	2011	2010	2011	2010
Average Balance Sheet Data
Gross Loans	$1,562,053	$1,715,634	$1,616,465	$1,780,184
Earning Assets	2,515,375	2,596,173	2,525,879	2,607,721
Total Assets	2,796,356	2,872,920	2,790,899	2,878,372
Noninterest Bearing Deposits	305,930	275,060	288,908	259,607
Interest Bearing Deposits	1,894,577	2,001,322	1,925,543	1,999,615
Total Interest Bearing Liabilities	2,123,575	2,257,164	2,156,303	2,286,704
Shareholders’ Equity	335,054	311,895	319,953	304,852

	Three months ended December 31		Twelve months ended December 31
	2011	2010	2011	2010
Per Share Data
Diluted Earnings Per CommonShare	$0.26	$0.20	$1.03	$0.58
Cash Dividends Per Common Share	0.01	0.01	0.04	0.04
Market Value - High	9.89	10.76	10.60	10.76
Market Value - Low	7.66	7.68	6.98	4.40
Average Outstanding Shares (diluted)	20,244,602	20,181,228	20,221,127	20,154,384

	Three months ended December 31		Twelve months ended December 31
	2011	2010	2011	2010
Key Ratios (annualized)
Return on Average Assets	0.85%	0.66%	0.85%	0.51%
Return on Average Equity	7.14%	6.09%	7.44%	4.86%
Net Interest Margin	4.15%	4.01%	4.24%	4.08%
Efficiency Ratio	70.91%	65.50%	65.52%	62.51%
Net Overhead to Average Assets	2.06%	1.86%	1.95%	1.77%

	December 31	September 30	June 30	December 31
	2011	2011	2011	2010
Balance Sheet Highlights
Total Loans (Excluding Loans Held for Sale)	$1,534,379	$1,562,292	$1,615,504	$1,680,971
Allowance for Loan Losses	39,889	41,433	41,462	42,605
Total Securities	876,090	867,272	831,887	806,071
Goodwill and Intangible Assets	69,082	69,544	70,037	71,021
Total Assets	2,754,180	2,757,549	2,819,944	2,769,312
Noninterest Bearing Deposits	334,345	321,529	304,995	268,390
Interest Bearing Deposits	1,825,555	1,846,218	1,938,651	1,943,174
Other Borrowings	201,694	201,727	191,884	202,182
Shareholders’ Equity	336,553	334,105	318,950	302,570

	December 31	September 30	June 30	December 31
	2011	2011	2011	2010
Other Balance Sheet Data
Tangible Book Value Per Common Share	$10.45	$10.31	$9.54	$8.71
Loan Loss Reserve to Loans	2.60%	2.65%	2.57%	2.53%
Loan Loss Reserve to Non-performing Loans	89.05%	95.73%	97.16%	61.51%
Nonperforming Assets to Total Assets	2.19%	2.23%	2.02%	2.92%
NPA’s (w/ TDR’s) to Total Assets	2.93%	3.03%	2.60%	3.72%
Tangible Common Equity Ratio	7.86%	7.75%	7.00%	6.50%
Outstanding Shares	20,206,214	20,197,084	20,189,182	20,136,362

	December 31	September 30	June 30	December 31
	2011	2011	2011	2010
Asset Quality
Loans Past Due 90 Days or More and Still Accruing	$3,266	$993	$104	$990
Non-accrual Loans	41,529	42,288	42,572	68,279
Other Real Estate Owned	15,535	18,308	14,324	11,479
Total Nonperforming Assets (NPA’s)	$60,330	$61,589	$57,000	$80,748
Troubled Debt Restructurings (TDR’s)	20,402	21,950	16,243	22,250
Total NPA’s with Troubled Debt Restructurings	$80,732	$83,539	$73,243	$102,998

Net Charge-offs - YTD	$20,516	$15,772	$10,743	$39,293
Net Charge-offs as a % of average loans (annualized)	1.27%	1.29%	1.31%	2.21%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 80 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.